DATED:  February 27, 1998

               Pre-Permit Application Agreement in Principle


     The parties to the Agreement of September 28, 1996, which is hereby incorporated by reference, MAXXAM Inc., The Pacific Lumber Company, on behalf of itself, its subsidiaries and its affiliates ("PL," and together with MAXXAM, the "Pacific Lumber Parties"), the United States of America ("United States") and the State of California ("California") (hereinafter, "the 1996 parties") agreed to use their best good faith efforts to achieve expedited development and submission by Pacific Lumber (PL) and processing by the government parties of a multi-species habitat conservation plan
(HCP) pursuant to Section 10(a) of the federal Endangered Species Act, 16 U.S.C. 1539(a), and a Sustained Yield Plan (SYP) pursuant to the California Forest Practices Act, Cal. Pub. Res. Code 4511, et seq.

     The 1996 parties have continued their on-going discussions on this topic in furtherance of the Agreement of September 28, 1996 and in consideration of the provisions of Title V of the Department of the Interior and Related Agencies Appropriations Act, 1998. As a result of these discussions, PL and the federal and state resource agencies (U.S. Fish and Wildlife Service ("FWS"), National Marine Fisheries Service ("NMFS"), California Department of Fish and Game ("CDFG") and California Department of Forestry and Fire Protection ("CDF")) (hereinafter, the resource agencies) have reached the following understanding regarding the HCP and the SYP:

I.   Incidental Take Permit (ITP).

     (A). PL commits to include in its application for an incidental take permit (ITP) and its accompanying HCP the following elements:

          i.   The terms of the ITP applied for and HCP will be 50 years.

          ii. The ITP applied for and HCP will provide that, for the conservation of the marbled murrelet, no timber harvesting (including salvage) or other management activity detrimental to the marbled murrelet or to the marbled murrelet habitat will occur for the life of the ITP, in the following groves as depicted in the attached map (Attachment A), incorporated herein. The Implementing Agreement (IA) shall describe management activities that may be conducted without detriment to the marbled murrelet or to marbled murrelet habitat.


 (a). Elk Head Residual                                  564 acres
 (b). Cooper Mill                                        722 acres
 (c). Allen Creek                                       1421 acres
 (d). Allen Creek Extension                              301 acres
 (e). Road 3                                             659 acres
 (f). Owl Creek or Grizzly Creek South/West/Center
           See Note.                                     904 or 1251
                                                               acres
 (g). Shaw Gift                                          548 acres
 (h). Right Road 9                                       322 acres
 (i). Road 7 and 9 North                                 501 acres
 (j). Booth's Run                                        776 acres
 (k). Bell Lawrence                                      634 acres
 (l). Lower North Fork Elk                               531 acres


               (All acreages are approximate).

     Note: Initially, Owl Creek Grove is set aside for the life of the ITP. If PL demonstrates to the satisfaction of the resource agencies that Grizzly Creek South/West/Center ("Grizzly Creek") will be protected in its present condition for the life of the ITP, then PL may substitute Grizzly Creek for the Owl Creek set aside.

          iii. PL has represented that the following timber harvest plans
     (THP) are the only ones that are either planned by PL or have been approved by the CDF within the areas set forth in paragraph 1(A)(ii), above: THP Nos. 95-580; 97-003; 97-064; and 97-112. Trees that have already been harvested under these THP's may be removed. However, commencing on the date this Agreement in Principle is executed, further harvest in these or other areas set forth in paragraph 1(A)(ii), above, will not be conducted.

          iv. PL and the resources agencies agree that the IA will provide that PL may sell, exchange or otherwise transfer to a third party one or more of the groves listed in paragraph 1(A)(ii) so long as the protection afforded by such third party (and its successors) to the marbled murrelet and the habitat of the marbled murrelet on such groves is equal to or greater than that afforded under the HCP. PL will not be required to provide additional mitigation on its remaining lands to account for such sale, exchange or transfer.

     (B). PL agrees to implement specific aquatic conservation measures identified below prior to submittal of its application for an ITP and to incorporate these and other measures identified below in its application for an ITP and its accompanying HCP.

          i. PL agrees to initiate immediately upon execution of this agreement the Washington Department of Natural Resources (DNR) watershed assessment process as described and modified in the interagency framework memorandum dated February 3, 1998, ("DNR process") to develop specific prescriptions on its lands. These specific prescriptions, developed through the DNR process, will achieve properly functioning habitat conditions as intended by the resource agencies in their January 7, 1998, aquatics strategy proposal to PL. In place of the input and approval criteria of Paragraph 7 of the February 3, 1998 memorandum, for each prescription team assembled by PL, FWS, NMFS, CDFG, and EPA will each designate at least one representative to participate on the team.

          ii. Further, PL agrees to implement timely amendments to all pending (but not yet approved) timber harvest plans (THP) and include in all future THPs the prescriptions contained in the interagency proposal dated January 7, 1998, except for prescriptions on class II streams and in areas of high potential for mass wasting. Class II streams will have a 100 foot riparian protective zone within which the inner 10 feet will be a restricted harvest band and the outer 90 feet will be managed according to PL's late seral prescription, except the minimum 240 square feet basal area retention will be calculated based upon the entire 100 foot zone. The CDF, shall, within 45 days of submission of the amendments required herein, incorporate such amendments to the THPs, and thereafter shall process such amended THPs expeditiously.

          iii. The resource agencies recognize that there are issues to be resolved which relate to implementation and operation of the HCP. The agencies will work with PL to resolve such issues provided that their resolution does not diminish the potential to achieve properly functioning riparian habitat.

          iv. In addition, prior to completion of the DNR process, the mass wasting avoidance strategy of PL's August 27, 1997, Draft HCP/SYP will be used along with harvest plan specific review and it will be extended to hill slopes and inner gorges where the potential for mass wasting is rated "high". If PL harvests in areas that have not been mapped for risk of mass wasting prior to completion of the DNR process, PL will identify areas of high, very high, and extreme mass wasting potential and follow its mass wasting avoidance strategy (referenced above). PL will consult with agency (NMFS, EPA, and CDFG) biologists in the development of timber harvest prescriptions for areas where the Registered Professional Geologist determines the appropriate prescription. The geologist's report and the recommended timber harvest prescription will be submitted with the THP.

          v. PL will submit an HCP which provides that, for a three-year period commencing on the date of issuance of the ITP, PL will continue to use the prescriptions contained in paragraphs 1(B)ii through 1(B)iv, unless prescriptions have been developed and agreed to by the resource agencies through the DNR process. Prescriptions that have been developed and agreed to by the resource agencies through the DNR process will be implemented immediately.

          vi. The HCP which PL submits will also provide that, after three years, following the date of issuance of the ITP, PL agrees to follow prescriptions developed by the prescription team through the DNR process. The prescriptions will to the maximum extent practicable be developed collaboratively by the prescription team. Within 45 days of being advised in writing that PL proposes to implement a prescription, the Regional Administrator, NMFS, or the Regional Director, FWS, as appropriate, may reject the proposed prescription(s). In that event, the applicable prescription(s) from the January 7, 1998 inter-agency proposal will apply. Further, for watersheds for which prescriptions have not been developed through the DNR process, the prescriptions contained in the interagency proposal dated January 7, 1998, will apply.

          vii. Prior to issuance of an ITP, road storm proofing will be implemented within watersheds as indicated by the results of the DNR process, but PL agrees to conduct road storm proofing of at least 50 miles per year until the ITP is issued. Further PL will ensure that all new roads and landings related to THP's comply with specifications described in the Handbook for Forest and Ranch Roads (Weaver 1994), and that any new roads are constructed according to prescriptions contained in the January 7, 1998, interagency proposals.

          viii. Subsequent to issuance of the ITP, the roads will be managed and monitored according to the ITP and approved HCP.

          ix. Various provisions of Paragraph 1(B) rely on the Washington DNR process. If the State of California, in conjunction with NMFS and FWS, agree upon a California watershed plan, then it is the intent of the parties to consider substitution of the California plan, or parts thereof, as appropriate.

2.   Sustained Yield Plan (SYP).

     (A). PL will submit to CDF an SYP which describes the range of timber growth (in terms of board feet per acre per year) from extensive management to intensive management. Upon receipt from PL of an SYP incorporating CDF's request for timber growth estimates, CDF will find the SYP sufficient for public review.

     (B). The SYP will be evaluated by CDFG and CDF under the California Endangered Species Act (CESA), Cal. Fish and Game Code 2050, et seq., and the California Forest Practices Act, Cal. Pub. Res. Code 4511, et seq., and other applicable state statutes to ensure that it satisfies applicable statutory requirements.

3. After receipt of a complete Section 10(a) permit application package and a complete SYP, FWS and CDF will make available for review and comment a draft EIS/EIR on PL's proposed HCP pursuant to the National Environmental Policy Act (NEPA), 42 U.S.C. 4321, et seq., and its SYP pursuant to the California Environmental Quality Act (CEQA), Cal. Pub. Res. Code 21000, et seq.

4. The proposed HCP will be evaluated by FWS and NMFS under Sections 7 and 10 of the ESA, 16 U.S.C. 1536 and 1539, and other applicable federal law to ensure that it satisfies the requirements of those and other applicable statutes. In accordance with 50 C.F.R. 13.23(a), PL shall have the right to apply for amendment of the ITP, based on, if appropriate, a proposed modified HCP.

5. PL and the resource agencies agree that this Pre-Permit Application Agreement in Principle may be executed in counterparts by the respective signatories and that it will become effective upon the signature of the final signatory.

SIGNED:

/S/ Michael Spear                       /S/ Charles Hurwitz
Michael Spear                           Charles Hurwitz
Regional Director                       Chairman
United States Fish and Wildlife         MAXXAM Inc.
     Service
United States Department of the
     Interior

/S/ William Hogarth                     /S/ John Campbell
William Hogarth                         John Campbell
Regional Administrator                  President and CEO
National Marine Fisheries Service       The Pacific Lumber Company
United States Department of
     Commerce

/S/ Douglas P. Wheeler
Douglas P. Wheeler
Secretary for Resources
State of California
On behalf of CDF and CDFG

                                ATTACHMENT A


[MAP of Proposed Marbled Murrelet Conservation Areas; Map of Proposed Aquatic Protection Zones]